WRITTEN EXPLANATION OF THE VERBAL AGREEMENT BETWEEN
SANFORD EXPLORATION, INC. AND JOHN POLONI

This Executive Employment Agreement ("Agreement') is made by and between Sanford Exploration, Inc. a Nevada Corporation ("Company") and John Poloni ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.            Employment.
Company agrees to initially employ Executive as a Director, and Executive accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.

2.            Duties of Executive.
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive will be a member of and fully participate in the board of directors, ensure that the geological reports are of good quality and professionally and properly done and advise the Company on his recommendations for the exploration program. Executive shall devote approximately four (4) hours per week to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive may, during the term of this Agreement, engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation.

3.            Compensation.
Executive will be paid compensation during this Agreement in the amount of five hundred United States dollars ($500 USD) per month.

4.            Benefits.

A.            Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

B.            Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including air travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.            Term and Termination.
A.            The initial term of this Agreement shall continue in effect on an indeterminate basis. This Agreement and Executive's employment may be terminated at Company's discretion at any time, provided that Company shall provide at least thirty (30) days prior written notice to Executive.

B.            This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement.

C.            In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement without notice to Executive.

D.            In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall terminate.

E.            There shall be no retirement, severance or other pay owed to the Executive upon termination of this Agreement, other than any outstanding amounts of salary and expenses.

6.            Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.